Amendment to Participation Agreement

Among

AXA EQUITABLE LIFE INSURANCE COMPANY

FIRST TRUST VARIABLE INSURANCE TRUST,

FIRST TRUST ADVISORS L.P.

and

FIRST TRUST PORTFOLIOS, L.P.

AXA Equitable Life Insurance Company, on its own behalf and on behalf of each of its separate accounts, First Trust Variable Insurance Trust, First Trust Advisors L.P. and First Trust Portfolios, L.P., have previously entered into a Participation Agreement dated April 20, 2012 (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

Schedule B of the Agreement is deleted and replaced in its entirety with the Schedule B attached hereto.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative.

AXA EQUITABLE LIFE INSURANCE COMPANY, ON BEHALF OF CERTAIN SEPARATE ACCOUNTS
By its authorized officer,

By:	Steven M. Joenk
Title:	Managing Director

FUND
By its authorized officer,
By:
Title:	President

ADVISER

By its authorized officer,

By:
Title:	Chief Financial Officer

DISTRIBUTOR

By its authorized officer,

By:
Title:	Chief Financial Officer

SCHEDULE B

Designated Portfolios

All portfolios that are series of the First Trust Variable Insurance Trust, whether now existing or hereafter created, as of the effective date of each such portfolio.

3